Exhibit 99.1

Duluth Holdings Inc. Announces Fourth Quarter and Fiscal 2020 Financial Results

MOUNT HOREB, WI - March 18, 2021 – Duluth Holdings Inc. (dba, Duluth Trading Company) (“Duluth Trading” or the “Company”) (NASDAQ: DLTH), a lifestyle brand of men’s and women’s casual wear, workwear and accessories, today announced its financial results for the fiscal fourth quarter and fiscal year ended January 31, 2021.

Highlights for the Fourth Quarter Ended January 31, 2021

•	Net sales decreased 1.4% to $256.0 million compared to $259.6 million in the prior-year fourth quarter
•	Gross margin increased to 53.0% compared to 52.8% in the prior-year fourth quarter
•	Operating income decreased 7.8% to $30.5 million, or 11.9% of net sales, compared to $33.1 million, or 12.8% of net sales in the prior-year fourth quarter
•	Net income was $21.8 million, or $0.67 per diluted share, compared to $24.4 million, or $0.75 per diluted share in the prior-year fourth quarter
•	Adjusted EBITDA[1] decreased 3.1% to $38.7 million compared to $39.9 million in the prior-year fourth quarter

1See Reconciliation of net income to EBITDA and EBITDA to Adjusted EBITDA in the accompanying financial tables.

Highlights for the Fiscal Year Ended January 31, 2021

•	Net sales increased 3.8% to $638.8 million compared to $615.6 million in the prior year
•	Gross margin decreased to 51.9% compared to 53.3% in the prior year
•	Operating income decreased 13.9% to $24.2 million, or 3.8% of net sales, compared to $28.1 million, or 4.6% of net sales in the prior year
•	Net income was $13.6 million, or $0.42 per diluted share, compared to $18.9 million, or $0.58 per diluted share in the prior year
•	Adjusted EBITDA[1] increased 6.8% to $55.5 million compared to $51.9 million in the prior year
•	Free Cash Flow[2] was $38.5 million compared to $(22.4) million in the prior year
•	The Company opened 4 retail stores, totaling approximately 58,700 gross square feet, and ended the year with a total of 65 stores

1See Reconciliation of net income to EBITDA and EBITDA to Adjusted EBITDA in the accompanying financial tables.

2See Reconciliation of Net cash provided by operating activities to Free Cash Flow in the accompanying financial tables.

Management Commentary

“I am very proud of what our team accomplished in fiscal year 2020. Their agility and resourcefulness delivered full year net sales of $639 million, up nearly 4% year-over-year; adjusted EBITDA of $55 million, up 7%, and free cash flow of $38.5 million,” said Steve L. Schlecht, Executive Chairman and CEO of Duluth Trading.

“Fortunately, our strong omnichannel presence allowed customers, who traditionally shopped in stores, to shift their buying patterns to online purchases. When our stores closed, we also ramped up digital marketing and promotions to draw current and new customers to our website. Overall, direct sales closed the retail gap and ended the year accounting for 72% of total 2020 sales.

“Early 2021 sales are off to a good start and are trending up in the mid-teens to last year. We are confident in our future based on the strength of our brand, our innovative product development resonating with customers and our ability to enhance profitability,” concluded Schlecht.

Operating Results for the Fourth Quarter Ended January 31, 2021

Net sales decreased 1.4% to $256.0 million, compared to $259.6 million in the same period a year ago. Retail store net sales were $68.6 million and direct-to-consumer sales were $187.3 million. Retail store net sales declined by 29.1%  while direct-to-consumer net sales grew 15.1%.  The decrease in retail store net sales was due to continued COVID-19 safety concerns keeping store traffic at subdued levels. The increase in direct-to-consumer net sales was driven by a shift of existing customers to online.

Net sales in non-store markets increased 12.9%, to $85.1 million, compared to $75.3 million in the same period a year ago. The increase was driven by effective digital advertising to promote targeted sales events. Net sales in store markets decreased 6.4%, to $168.1 million, compared to $179.7 million in the same period a year ago. The decrease was driven by COVID-19’s continuing impact on store traffic during our peak holiday season. However, the decline in store markets was partially offset by a 20.1% increase in direct-to consumer sales within those store markets. In Q4 2020, direct-to-consumer net sales had a 7.2% boost in markets where we have stores versus non-store markets, which continues to demonstrate the importance of our retail stores in building brand awareness and expanding our loyal customer base.

Women’s apparel net sales decreased 3.5% and Men’s apparel net sales decreased 2.3%. This decrease was primarily attributed to slower store traffic due to the COVID-19 pandemic and reduced national TV ad spend, partially offset by growth strength in Women’s comfortable basics and Men’s core products.

Gross profit decreased 1.0% to $135.7 million, or 53.0% of net sales, compared to $137.1 million, or 52.8% of net sales, in the corresponding prior-year period. The increase in gross margin rate was primarily due to reduced discounts on temporary promotions and achieving a higher gross margin rate on clearance activity, partially offset by lower shipping revenues.

Selling, general and administrative expenses increased 1.2% to $105.1 million, compared to $103.9 million in the same period a year ago. As a percentage of net sales, selling, general and administrative expenses increased to 41.1%, compared to 40.0% in the corresponding prior-year period.

The increase in selling, general and administrative expenses was primarily due to increased shipping costs to support website sales, which included $1.6M of COVID-19 carrier surcharges during the fourth quarter, and increased depreciation expense primarily associated with investments in technology, partially offset by advertising leverage driven by reduced national TV advertising.

Balance Sheet and Liquidity

The Company ended the quarter with a cash balance of approximately $47.2 million, net working capital of $114.6 million, $48.3 million outstanding on Duluth Trading’s $50.0 million term loan and $12.3 million of fiscal 2020 capital expenditures.

Other Developments

•

Effective as of the close of the 2021 annual meeting, E. David Coolidge III is retiring from the Board of Directors and will not be standing for election. Mr. Coolidge has served on our Board since September 2015 and had served on the advisory board since 2001. The Company thanks Mr. Coolidge for his many years of service, invaluable advice and guidance to Duluth Trading.

•

The Board of Directors nominated Brett L. Paschke to stand for election as a director of Duluth Trading at the 2021 annual meeting. Mr. Paschke is a Partner and Managing Director at William Blair & Company, L.L.C., an investment banking and money management firm, and he has been a Partner since 2002. Mr. Paschke led the Equity Capital Markets Group at William Blair from 2009 to 2020, and under his leadership, William Blair served as an underwriter on almost 800 equity offerings raising a cumulative $200 billion, including approximately 20 percent of all US-listed IPOs. He was a member of William Blair’s firm-wide leadership group from 2013 to 2019 and led the Business and Financial Services Investment Banking Group at William Blair from 2004 to 2009. Mr. Paschke is also a board member of PRA Group, Inc. (Nasdaq: PRAA), a global leader in acquiring and collecting nonperforming loans, since 2020 and serves on its the Audit and Compliance Committees. Mr. Paschke holds an A.B. from Princeton and an M.B.A. from Harvard Business School. Mr. Paschke was selected to serve on our Board of Directors due to his extensive investment banking experience working with high-growth companies across various sectors and industries and his valuable insight on management and corporate finance.

•

The Company announced that it entered a partnership agreement with Tractor Supply Company to offer Duluth Trading’s Buck Naked™ underwear for men in 13 Tractor Supply stores.  If this pilot program is mutually successful, it will be rolled out to other Tractor Supply stores over the course of 2021.

Fiscal 2021 Outlook

As uncertainties related to COVID-19 begin to slowly decline, the Company expects to see steady improvement in demand in fiscal 2021. The Company provided the following fiscal 2021 outlook:

•	Net sales in the range of $680 million to $700 million
•	Adjusted EBITDA[1] in the range of $66 million to $70 million
•	EPS in the range of $0.64 to $0.70 per diluted share
•	Capital expenditures, inclusive of software hosting implementation costs, of approximately $15 million

1See Reconciliation of forecasted net income to forecasted EBITDA and forecasted EBITDA to forecasted Adjusted EBITDA in the accompanying financial tables.

The table below recaps the Company’s fiscal 2020 stores opened, as well as the one signed new store lease for 2021 and the anticipated opening timeframe.

FISCAL 2020 STORES		EXECUTED LEASES as of March 18, 2021
	Gross			Gross
Location	Square Footage	Location	Timing	Square Footage
Short Pump, VA	16,828	Cherry Hill, NJ	Q4 Fiscal 2021	11,441
Springfield, OR	20,388
Orland Park, IL	10,000
Florence, KY	11,441

Conference Call Information

A conference call and audio webcast with analysts and investors will be held on Thursday,  March 18, 2020 at 9:30 am Eastern Time, to discuss the results and answer questions.

•	Live conference call: 844-875-6915 (domestic) or 412-317-6711 (international)
•	Conference call replay available through April 1, 2021: 877-344-7529 (domestic) or 412-317-0088 (international)
•	Replay access code: 10152542
•	Live and archived webcast: ir.duluthtrading.com

Investors can pre-register for the earnings conference call to expedite their entry into the call and avoid waiting for a live operator. To pre-register for the call, please visit http://dpregister.com/10152542 and enter your contact information. You will then be issued a personalized phone number and pin to dial into the live conference call. Investors can pre-register any time prior to the start of the conference call.

About Duluth Trading

Duluth Trading is a growing lifestyle brand for the Modern, Self-Reliant American. Based in Mount Horeb, Wisconsin, we offer high quality, solution-based casual wear, workwear and accessories for men and women who lead a hands-on lifestyle and who value a job well-done. We provide our customers an engaging and entertaining experience. Our marketing incorporates humor and storytelling that conveys the uniqueness of our products in a distinctive, fun way, and our products are sold exclusively through our content-rich website, catalogs, and “store like no other” retail locations. We are committed to outstanding customer service backed by our “No Bull Guarantee” - if it’s not right, we’ll fix it. Visit our website at http://www.duluthtrading.com/

Non-GAAP Measurements

Management believes that non-GAAP financial measures may be useful in certain instances to provide additional meaningful comparisons between current results and results in prior operating periods. Within this release, including the tables attached hereto, reference is made to adjusted earnings before interest, taxes, depreciation and amortization (EBITDA) and Free Cash Flow. See attached Table “Reconciliation of Net Income to EBITDA and EBITDA to Adjusted EBITDA,” for a reconciliation of net income to EBITDA and EBITDA to Adjusted EBITDA for the three months and fiscal year ended January 31, 2021, versus the three months and fiscal year ended February 2, 2020 and “Free Cash Flow” as a liquidity measure for the fiscal years ended January 31, 2021 and February 2, 2020.

Adjusted EBITDA is a metric used by management and frequently used by the financial community, which provides insight into an organization’s operating trends and facilitates comparisons between peer companies, since interest, taxes, depreciation and amortization can differ greatly between organizations as a result of differing capital structures and tax strategies. Adjusted EBITDA excludes certain items that are unusual in nature or not comparable from period to period.

Management believes Free Cash Flow is a useful measure of performance as an indication of an organization’s financial strength and provides additional perspective on the ability to efficiently use capital in executing growth strategies. Free Cash Flow is used to facilitate a comparison of operating performance on a consistent basis from period-to-period and the ability to generate cash. Free Cash Flow is defined as net cash provided by operating activities less purchase of property and equipment and capital contributions towards build-to-suit stores.

The Company provides this information to investors to assist in comparisons of past, present and future operating results and to assist in highlighting the results of on-going operations. While the Company’s management believes that non-GAAP measurements are useful supplemental information, such adjusted results are not intended to replace the Company’s GAAP financial results and should be read in conjunction with those GAAP results.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts included in this press release, including statements concerning Duluth Trading's plans, objectives, goals, beliefs, business strategies, future events, business conditions, its results of operations, financial position and its business outlook, business trends and certain other information herein, including statements under the heading “Fiscal 2021 Outlook” and the forecasted results of operations in the Table “Reconciliation of Forecasted Net Income to Forecasted EBITDA and Forecasted EBITDA to Forecasted Adjusted EBITDA,” are forward-looking statements. You can identify forward-looking statements by the use of words such as “may,” ”might,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “believe,” “estimate,” “project,” “target,” “predict,” “intend,” “future,” “budget,” “goals,” “potential,” “continue,” “design,” “objective,” “forecasted,” “would” and other similar expressions. The forward-looking statements are not historical facts, and are based upon Duluth Trading's current expectations, beliefs, estimates, and projections, and various assumptions, many of which, by their nature, are inherently uncertain and beyond Duluth Trading's control. Duluth Trading's expectations, beliefs and projections are expressed in good faith, and Duluth Trading believes there is a reasonable basis for them. However, there can be no assurance that management's expectations, beliefs, estimates, and projections will be achieved and actual results may vary materially from what is expressed in or indicated by the forward-looking statements. Forward-looking statements are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the forward-looking statements, including, among others, the risks, uncertainties, and factors set forth under Part 1, Item 1A “Risk Factors” in the Company’s Annual Report on Form 10-K filed with the SEC on March 20, 2020 and Part II, Item 1A “Risk Factors” in the Company’s Quarterly Reports on Form 10-Q filed with the SEC on June 5, 2020, September 4, 2020, and December 4, 2020, and other factors as may be periodically described in Duluth Trading’s subsequent filings with the SEC. These risks and uncertainties include, but are not limited to, the following: the prolonged effects of the COVID-19 on store traffic and disruptions to our distribution network, supply chains and operations; our ability to maintain and enhance a strong brand and sub-brand image; effectively adapting to new challenges associated with our expansion into new geographic markets; generating adequate cash from our existing stores to support our growth; effectively relying on sources for merchandise located in foreign markets; transportation delays and interruptions, including port congestion; inability to timely and effectively obtain shipments of products from our suppliers and deliver merchandise to our customers; the inability to maintain the performance of a maturing store portfolio; the impact of changes in corporate tax regulations; identifying and responding to new and changing customer preferences; the success of the locations in which our stores are located; our ability to attract and retain customers in the various retail venues and locations in which our stores are located; competing effectively in an environment of intense competition; our ability to adapt to significant changes in sales due to the seasonality of our business; price reductions or inventory shortages resulting from failure to purchase the appropriate amount of inventory in advance of the season in which it will be sold in global market constraints; increases in costs of fuel or other energy, transportation or utility costs and in the costs of labor and employment; failure of our information technology systems to support our current and growing business, before and after our planned upgrades; and other factors that may be disclosed in our SEC filings or otherwise. Forward-looking statements speak only as of the date the statements are made. Duluth Trading assumes no obligation to update forward-looking statements to reflect actual results, subsequent events or circumstances or other changes affecting forward-looking information except to the extent required by applicable securities laws.

Investor Contacts:

Donni Case (310) 622-8224

Margaret Boyce (310) 622-8247

Financial Profiles, Inc.

Duluth@finprofiles.com

(Tables Follow)

DULUTH HOLDINGS INC.

Condensed Consolidated Balance Sheets

(Unaudited)

(Amounts in thousands)

	January 31, 2021	February 2, 2020
ASSETS
Current Assets:
Cash and cash equivalents	$47,221	$2,189
Receivables	2,820	1,470
Inventory, net	149,052	147,849
Prepaid expenses & other current assets	10,203	9,503
Prepaid catalog costs	1,014	1,181
Total current assets	210,310	162,192
Property and equipment, net	124,237	137,071
Operating lease right-of-use assets	117,490	120,431
Finance lease right-of-use assets, net	53,468	46,677
Restricted cash	—	51
Available-for-sale security	6,111	6,432
Other assets, net	3,961	1,196
Total assets	$515,577	$474,050
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Trade accounts payable	$33,647	$33,053
Accrued expenses and other current liabilities	37,686	29,464
Income tax payable	7,579	3,427
Current portion of operating lease liabilities	11,050	10,674
Current portion of finance lease liabilities	2,629	1,600
Current maturities of Duluth long-term debt	2,500	1,000
Current maturities of TRI long-term debt[1]	623	557
Total current liabilities	95,714	79,775
Operating lease liabilities, less current portion	104,287	106,120
Finance lease liabilities, less current portion	43,299	37,434
Duluth long-term debt, less current maturities	45,750	38,332
TRI long-term debt, less current maturities[1]	27,229	27,778
Deferred tax liabilities	8,200	8,505
Total liabilities	324,479	297,944
Treasury stock	(628)	(407)
Capital stock	92,875	90,902
Retained earnings	101,166	87,589
Accumulated other comprehensive income	48	188
Total shareholders' equity of Duluth Holdings Inc.	193,461	178,272
Noncontrolling interest	(2,363)	(2,166)
Total shareholders' equity	191,098	176,106
Total liabilities and shareholders' equity	$515,577	$474,050

1Represents debt of the variable interest entity, TRI Holdings, LLC, that is consolidated in accordance with ASC 810, Consolidation. Duluth Trading Company is not the guarantor nor the obligor of this debt.

DULUTH HOLDING INC.

Consolidated Statements of Operations

(Unaudited)

(Amounts in thousands, except per share figures)

	Three Months Ended		Fiscal Year Ended
	January 31, 2021	February 2, 2020	January 31, 2021	February 2, 2020
Net sales	$255,960	$259,649	$638,783	$615,624
Cost of goods sold (excluding depreciation and amortization)	120,275	122,587	307,257	287,475
Gross profit	135,685	137,062	331,526	328,149
Selling, general and administrative expenses	105,136	103,913	307,311	300,041
Operating income	30,549	33,149	24,215	28,108
Interest expense	1,492	1,340	6,263	4,471
Other income, net	169	37	65	291
Income before income taxes	29,226	31,846	18,017	23,928
Income tax expense	7,464	7,638	4,637	5,429
Net income	21,762	24,208	13,380	18,499
Less: Net loss attributable to noncontrolling interest	(69)	(166)	(197)	(422)
Net income attributable to controlling interest	$21,831	$24,374	$13,577	$18,921
Basic earnings per share (Class A and Class B):
Weighted average shares of common stock outstanding	32,494	32,336	32,447	32,309
Net income per share attributable to controlling interest	$0.67	$0.75	$0.42	$0.59
Diluted earnings per share (Class A and Class B):
Weighted average shares and equivalents outstanding	32,665	32,336	32,580	32,371
Net income per share attributable to controlling interest	$0.67	$0.75	$0.42	$0.58

DULUTH HOLDINGS INC.

Consolidated Statements of Cash Flows

(Unaudited)

(Amounts in thousands)

	Fiscal Year Ended
	January 31, 2021	February 2, 2020
Cash flows from operating activities:
Net income	$13,380	$18,499
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	28,520	22,083
Stock-based compensation	1,629	647
Deferred income taxes	(255)	(1,151)
Loss on disposal of property and equipment	324	—
Changes in operating assets and liabilities:
Receivables	(1,350)	877
Income taxes receivable	—	2,292
Inventory	(1,203)	(50,164)
Prepaid expense & other assets	2,615	5,429
Software hosting implementation costs, net	(4,089)	—
Deferred catalog costs	167	1,322
Trade accounts payable	(1,464)	7,564
Income taxes payable	4,152	3,209
Accrued expenses and deferred rent obligations	7,719	(2,260)
Noncash lease impacts	606	—
Net cash provided by operating activities	50,751	8,347
Cash flows from investing activities:
Purchases of property and equipment	(11,743)	(24,435)
Capital contributions towards build-to-suit stores	(520)	(6,354)
Principal receipts from available-for-sale security	131	117
Change in other assets	—	(15)
Net cash used in investing activities	(12,132)	(30,687)
Cash flows from financing activities:
Proceeds from line of credit	95,388	271,754
Payments on line of credit	(114,720)	(268,965)
Proceeds from delayed draw term loan	30,000	20,000
Payments on delayed draw term loan	(1,750)	—
Payments on TRI long term debt	(483)	(495)
Payments on finance lease obligations	(1,958)	(891)
Shares withheld for tax payments on vested restricted stock	(221)	(315)
Other	106	407
Net cash provided by financing activities	6,362	21,495
Increase (decrease) in cash, cash equivalents and restricted cash	44,981	(845)
Cash, cash equivalents and restricted cash at beginning of period	2,240	3,085
Cash, cash equivalents and restricted cash at end of period	$47,221	$2,240

DULUTH HOLDINGS INC.

Reconciliation of Net Income to EBITDA and EBITDA to Adjusted EBITDA

(Unaudited)

(Amounts in thousands)

	Three Months Ended		Fiscal Year Ended
	January 31, 2021	February 2, 2020	January 31, 2021	February 2, 2020
Net income	$21,762	$24,208	$13,380	$18,499
Depreciation and amortization	7,311	6,149	28,520	22,083
Amortization of internal-use software hosting subscription implementation costs	61	—	229	—
Interest expense	1,492	1,340	6,263	4,471
Amortization of build-to-suit operating leases capital contributions	198	211	794	784
Income tax expense	7,464	7,638	4,637	5,429
EBITDA (non-GAAP)	$38,288	$39,546	$53,823	$51,266
Stock based compensation	366	365	1,629	647
Adjusted EBITDA (non-GAAP)	$38,654	$39,911	$55,452	$51,913

DULUTH HOLDINGS INC.

Free Cash Flow

(Unaudited)

(Amounts in thousands)

	Fiscal Year Ended
	January 31, 2021	February 2, 2020
Net cash provided by operating activities	$50,751	$8,347
Purchases of property and equipment	(11,743)	(24,435)
Capital contributions towards build-to-suit stores	(520)	(6,354)
Free Cash Flow (non-GAAP)	$38,488	$(22,442)

DULUTH HOLDINGS INC.

Reconciliation of Forecasted Net Income to Forecasted EBITDA and Forecasted EBITDA to Forecasted Adjusted EBITDA

For the Fiscal Year Ended January 30, 2022

(Unaudited)

(Amounts in thousands)

	Low	High
Forecasted
Net income	$20,950	$22,950
Depreciation and amortization	26,595	27,700
Amortization of internal-use software hosting subscription implementation costs	3,200	3,500
Interest expense	5,400	5,200
Amortization of build-to-suit operating leases capital contributions	800	800
Income tax expense	7,155	7,850
EBITDA (non-GAAP)	$64,100	$68,000
Stock based compensation	1,900	2,000
Adjusted EBITDA (non-GAAP)	$66,000	$70,000